SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES
     EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

THE INTERGROUP CORPORATION
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
THE INTERGROUP CORPORATION
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:


(2) Aggregate number of securities to which transaction applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ___

(4) Proposed maximum aggregate value of transaction:

Set forth the amount on which the filing fees is calculated and state how it was determined.

[X ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(3) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: $125.00 with preliminary materials.
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

  THE INTERGROUP CORPORATION
2121 AVENUE OF THE STARS, SUITE 2020
LOS ANGELES, CALIFORNIA 90067
        (310) 556-1999

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 5, 1995

To the Shareholders of The Intergroup Corporation

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Intergroup Corporation (the "Corporation") will be held in the Park Hyatt Hotel, 2151 Avenue of the Stars, Century City, California, on December 5, 1995 at 3:00 P.M. for the following purposes:

(1) to elect two Class B Directors to serve until the 1998 Annual Meeting and until their successors shall have been duly elected and qualified;

(2) to consider and act upon a proposed amendment to the Corporation's Certificate of Incorporation that would increase the authorized number of shares of Preferred Stock from 100,000 to 2,500,000, increase the authorized number of shares of Common Stock from 1,500,000 to 4,000,000, and divide the Common Stock into two series designated Class A Common Stock, consisting of the existing Common Stock, and Class B Common Stock, which would be identical to the Class A Common Stock, except that it would have one-tenth vote per share;

(3) to ratify the retention of Price Waterhouse as independent public accountants for the Corporation; and

(4) to transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Only Shareholders of record at the close of business on October 20, 1995 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Your proxy is important whether you own a few or many shares. Please check the appropriate boxes in the enclosed proxy and sign, date and mail it today in the accompanying self-addressed postage-paid envelope. Return the proxy even if you plan to attend the meeting. You may always revoke your proxy and vote in person.

Dated: October 24, 1995

By order of the Board of Directors,
/s/ Howard A. Jaffe
Howard A. Jaffe, Secretary

  THE INTERGROUP CORPORATION
2121 AVENUE OF THE STARS, SUITE 2020
LOS ANGELES, CALIFORNIA 90067
        (310) 556-1999

       PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
 TO BE HELD DECEMBER 5, 1995

This Proxy Statement is furnished by the Board of Directors (the "Board") of The Intergroup Corporation (the "Corporation"), a corporation formed under the laws of the State of Delaware, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on December 5, 1995 or at any adjournment or adjournments thereof. At such meeting, the Shareholders will consider and act on the proposals enumerated in the foregoing Notice of Meeting. Only Shareholders of record at the close of business on October 20, 1995 are entitled to notice of, and to vote, at the Annual Meeting.

Each shareholder is entitled to cast, in person or by proxy, one vote for each share held of record at the close of business on October 20, 1995. As of September 30, 1995 there were outstanding 817,849 shares of common stock, par value $.01 per share (the "Common Stock"), the only outstanding voting security of the Corporation. The shares were held of record by approximately 1,554 Shareholders as of September 30, 1995.

The Annual Meeting will address business pertaining to the fiscal year ended June 30, 1995 (the "1995 Fiscal Year"). The proxies named in the accompanying Form of Proxy will vote the shares represented thereby if the proxy appears to be valid on its face, and where specification is indicated as provided in such proxy, the shares represented will be voted in accordance with such specification. If no specification is made, the shares represented by proxies in the form solicited will be voted (1) to elect the two Board nominees for Class B Directors for a three-year term expiring at the 1998 Annual Meeting of Shareholders; (2) for the proposed amendment to the Corporation's Certificate of Incorporation; and (3) for the ratification of the retention of Price Waterhouse as the Corporation's independent public accountants for the fiscal year ending June 30, 1996. A Shareholder may revoke his or her Proxy at any time before it is exercised by filing with the Secretary of the Corporation at its principal executive offices in Los Angeles, California a written notice of revocation or a duly executed Proxy bearing a later date, or by appearing in person at the Annual Meeting and expressing a desire to vote his or her shares in person.

This Proxy Statement and the accompanying Proxy were first sent or given to the Shareholders on or about October 24, 1995.

          PROPOSAL I
Election of Class B Directors

The Corporation's Certificate of Incorporation provides that the Board of Directors shall consist of not more than nine nor less than five members. The exact number of Directors, presently five, is fixed by the Board prior to each year's Annual Meeting of Shareholders. The Board is divided into three staggered classes, each class having not less than one nor more than three members. Each Director is elected to serve for a three-year term, and until the election and qualification of his or her successor. When vacancies on the Board occur, due to resignation or otherwise, the Directors then in office may continue to exercise the powers of the Directors and a majority of such directors may select a new Director to fill the vacancy. Any Director may resign at any time. Any Director may be removed by the vote of, or written consent of, the holders of a majority of the shares of Common Stock outstanding at a special meeting called for the purpose of removal or to ratify the recommendation of a majority of the Directors that such Director be removed.

The terms of the Class B Directors expire at the Annual Meeting. The Board proposes Messrs. Howard A. Jaffe and William J. Nance as Class B Directors to serve until the 1998 Annual Meeting and until the election and qualification of their respective successors. The Board of Directors has been informed that each of the nominees has consented to being named as a nominee and is willing to serve as a Director if elected. However, if any nominee should be unable, or declines to serve, it is intended that the proxies will be voted for such other person as the proxies shall, in their discretion, designate. Unless otherwise directed in the accompanying Proxy, the person's name therein will vote FOR the election of these two nominees.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Directors and Executive Officers of the Corporation:
                              Position with
Name                          the Corporation       Age   Term to Expire
Class A Directors
John V. Winfield (1)(4)(5)    Chairman of the          49 1997 Annual Meeting
                              Board; President and
                              Chief Executive Officer

Josef A. Grunwald (2)(3)(5)   Director                 47 1997 Annual Meeting

Class B Directors
Howard A. Jaffe (1)(4)        Vice Chairman of         53 1995 Annual Meeting
                              the Board; Chief Operating
                              Officer and Secretary

William J. Nance (1)(2)(3)(4) Treasurer and            51 1995 Annual Meeting
                              Director
Class C Director
Mildred Bond Roxborough       Director                 68 1996 Annual Meeting
(1)(3)(4)

Other Executive Officers
Gregory C. McPherson          Executive Vice           36 N/A
                              President; Assistant
                              Secretary and Assistant
                              Treasurer

Keith R. Schrupp              Vice President of        50 N/A
______________                Finance

(1)  Member of the Executive Committee
(2)  Member of the Administrative and Compensation Committee
(3)  Member of the Audit and Finance Committee
(4)  Member of the Real Estate Investment Committee
(5)  Member of the Nominating Committee

Business Experience

The principal occupation and business experience during the last five years for each of the Directors and Executive Officers of the Corporation are as follows:

John V. Winfield -- Mr. Winfield was first appointed to the Board in 1982. He currently serves as the Corporation's Chairman of the Board, President and Chief Executive Officer, having first been appointed as such in 1987. Mr. Winfield also serves as Director and Vice President of Santa Fe Financial Corporation and as Director of Pacific Gateway Properties, Inc.

Josef A. Grunwald -- Mr. Grunwald is an industrial, commercial and residential real estate developer. He serves as Chairman of PDG N.V. (Belgium), a hotel management company, and President of I.B.E. Services S.A. (Belgium), an international trading company. Mr. Grunwald was first elected to the Board in 1987.

Howard A. Jaffe -- Mr. Jaffe joined the Corporation in June 1994 as Chief Operating Officer. Mr. Jaffe was a partner in the law firm of Dorsey & Whitney from January 1988 to May 1994. Prior to that, he was a partner in the law firm of Delson & Gordon. Mr. Jaffe was first elected to the Board in 1987 and was elected Vice Chairman of the Board in 1994. He has also served as Secretary of the Corporation since 1987.

William J. Nance -- Mr. Nance is a Certified Public Accountant and private consultant to the real estate and banking industries. He also serves as President of Century Plaza Printers, Inc. Mr. Nance was first elected to the Board in 1984. He was appointed Treasurer, Chief Operating Officer and Chief Financial Officer in 1987. Mr. Nance resigned as Chief Operating Officer and Chief Financial Officer in January 1990 but continues to serve as Treasurer.

Mildred Bond Roxborough -- Ms. Roxborough has been a director of Development and Special Programs of the National Association for the Advancement of Colored People (NAACP) since 1986. Her responsibilities include planning and implementing fundraising programs to support the national programs and developing and overseeing Special Programs on national issues. Ms. Roxborough was first appointed to the Board in 1984 and served as its Vice Chairman from 1987 through 1994. Ms. Roxborough also serves as Vice Chairman of the Board of Directors of the National United Service Agencies Federation; Corporate Secretary of Morningside Heights Housing Corporation; Member of the Board of Directors of Health and Retirement Service; and Member of the Nominating Committee of the New York Civil Liberties Union.

Gregory C. McPherson -- Mr. McPherson joined the Corporation in March 1993. Mr. McPherson was a private financial and strategic advisor from January 1992 to March 1993 to companies in various industries. From July 1989 to December 1991, Mr. McPherson served as Vice President in the Investment Banking and Corporate Finance Department of Kemper Securities Group, Inc. From September 1987 to June 1989, Mr. McPherson attended the Harvard Business School where he received his M.B.A. and during that time was with Prudential Bache Capital Funding in their Mergers & Acquisitions and Financial Restructuring Group.
For the seven years prior to attending the Harvard Business School, Mr. McPherson was a manager at the public accounting firm of Price Waterhouse.
Mr. McPherson is a Certified Public Accountant.

Keith R. Schrupp -- Mr. Schrupp joined the Corporation in October 1993. Mr. Schrupp was Chief Financial Officer of Rail Terminal Systems from February to October 1993. From November 1991 to January 1993, Mr. Schrupp served as Chief Financial Officer of Continental Development Corporation. From July 1981 to October 1991, Mr. Schrupp served as Chief Financial Officer and Treasurer of the real estate development and management subsidiaries of CalFed, Inc. From June 1968 to June 1981, Mr. Schrupp was an audit manager at the public accounting firm of DeLoitte Haskins & Sells. Mr. Schrupp is a Certified Public Accountant.

Committees

The Corporation has an Executive Committee which meets in lieu of the Board upon the request of the Chairman of the Committee. Mr. Winfield is Chairman of the Executive Committee. The Committee held six meetings during the 1995 Fiscal Year.

Mr. Nance serves as Chairman of the Corporation's Administrative and Compensation Committee, which administers the Phantom Stock Program (defined below) and reviews executive salaries. This committee held no meetings during the 1995 Fiscal Year.

The Audit and Finance Committee is chaired by Mr. Nance. It held five meetings during the 1995 Fiscal Year. This committee meets with the Corporation's personnel and with representatives of the Corporation's independent public accountants to review internal auditing procedures and matters relating to the annual audit of the Corporation's financial statements, and recommends to the Board the appointment of the independent certified public accountants.

The Corporation has a Real Estate Investment Committee which is chaired by Ms. Roxborough. This committee held five meetings during the 1995 Fiscal Year. The Real Estate Investment Committee reviews potential acquisitions and dispositions of property.

The Corporation's Nominating Committee is chaired by Mr. Grunwald. The committee held four meetings during the 1995 Fiscal Year. The Nominating Committee selects nominees for election or re-election of directors and officers.

The Board held twenty meetings during the 1995 Fiscal Year. No Director attended (whether in person, telephonically, or by written consent) less than 75% of all meetings held during the period of time he or she served as Director during the 1995 Fiscal Year. No Director attended less than 75% of all meetings of committees on which he or she served.

    EXECUTIVE COMPENSATION

Executive Officers Compensation

The following table sets forth on an accrual basis all direct remuneration paid by the Corporation to the Executive Officers of the Corporation and of a subsidiary of the Corporation for services rendered for the 1995 Fiscal Year, the 1994 Fiscal Year and the 1993 Fiscal Year, whose aggregate direct remuneration exceeded $100,000 in the 1995 Fiscal Year. Estimated annual benefits upon retirement will include allocations under the ESOP (defined below). Such benefits are not currently determinable because the plan is voluntary and employee contributions and allocations under the plan are discretionary. There are currently no employment contracts with the Executive Officers. No Long-Term Compensation Awards or Payouts were made, and no Options or Stock Appreciation Rights ("SARs") were granted, during the 1995 Fiscal Year, 1994 Fiscal Year or 1993 Fiscal Year.

                                                          Other Annual
Name and Principal Position     Year     Salary    Bonus  Compensation

John V. Winfield                  1995  $204,156          $56,114 (1)
Chairman; President               1994  $204,156          $47,459 (1)
and Chief Executive Officer       1993  $221,169          $59,106 (1)

Howard A. Jaffe (2)               1995  $300,000
Vice Chairman; Chief              1994   $37,500
Operating Officer and Secretary

Gregory C. McPherson (3)          1995  $172,704  $50,000
Executive Vice President;         1994  $148,740  $40,000
Assistant Secretary and           1993   $38,907
Assistant Treasurer

Keith R. Schrupp (4)              1995  $101,500   $1,500
Vice President of Finance         1994   $71,018   $1,000

(1) Includes an auto allowance and imputed interest of approximately $43,000 each year on a note due the Corporation. See Note 8 of Notes to Consolidated Financial Statements for the 1995 Fiscal Year for further information regarding the note receivable from Mr. Winfield.
(2)  Mr. Jaffe joined the Corporation in June 1994.
(3)  Mr. McPherson joined the Corporation in March 1993.
(4)  Mr. Schrupp joined the Corporation in October 1993.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table sets forth information concerning stock options held by all Executive Officers named in the Compensation Table as of June 30, 1995. No
SARs are outstanding.                                             Value of
                                                 Number of        Unexercised
                                                 Securities       In-the-Money
                                                 underlying       options/SARs
                                                 unexercised      at fiscal
                               Shares            options/SARs at  year end
                              Acquired           fiscal year end  Exercisable/
                                 on      Value   Exercisable/     Unexercisable
Name                          Exercise  Realized Unexercisable    (1)
John V. Winfield                  -        -     125,000 / 0      $3,937,500/$0

(1) Based on the closing trading price of the Common Stock on The NASDAQ Stock Market on June 30, 1995 of $43.00 per share.

Employee Stock Ownership Plan and Trust ("ESOP")

In April 1986, the Corporation established an Employee Stock Ownership Plan and Trust ("ESOP"), effective July 1, 1985, which enabled eligible employees to receive an ownership interest in Common Stock. The Corporation did not make ESOP contributions during the 1995 Fiscal Year.

Phantom Stock Program

The Corporation maintains a "phantom" stock program which provides for the issuance of up to 40,000 units with each unit being equivalent to one share of Common Stock. Participants in the program are credited with the incremental value in shares of Common Stock and dividend equivalents over a five-year period from the date of award. One-fifth of such credits in each participant's account vest on the first anniversary date of the award and an additional one-fifth vest on each of the next four anniversary dates. No units were granted in the 1995 Fiscal Year, and as of June 30, 1995, no units were outstanding.

Stock Incentive Plan

In 1987, the Board approved a Stock Incentive Plan providing for the issuance of up to 125,000 shares of Common Stock pursuant to the exercise of stock options granted under the plan. The plan also provides for the issuance of SARs which may be granted in connection with or without relation to the stock options. The plan was approved by the Corporation's Shareholders in 1988. In conjunction with the Stock Incentive Plan, the Board approved the grant of an option to the Corporation's president for the purchase of 125,000 shares of Common Stock at an exercise price of $11.50. This action was also approved by the Shareholders in 1988. No options or SARs were granted under this plan in Fiscal 1995. As of June 30, 1995, no options or SARs had been exercised and options to purchase 125,000 shares of Common Stock remain outstanding.

Compensation of Directors

The Corporation's arrangements for compensation of Directors is as follows: the Chairman of the Board of Directors is eligible to receive $9,000 per annum; each other Director is eligible to receive a fee of $4,000 per annum and a fee of $300 for each Board or committee meeting attended; and each Director who is a chairman of a committee of the Board of Directors is eligible to receive $350 for each committee meeting which he or she chairs. The Directors who are also Executive Officers do not receive any fee for attending either meetings of the Board or of any Board Committee.

Except for the foregoing, there are no other arrangements for compensation of Directors and there are no employment contracts between the Company and its Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 1995, certain information with respect to the beneficial ownership of Common Stock owned by: (i) those persons or groups known by the Corporation to own more than five percent of the outstanding shares of Common Stock; (ii) each Director, nominee for Director and Executive Officer; and (iii) all Directors and Executive Officers as a group.

Name and Address of           Amount and Nature
Beneficial Owner              of Beneficial Owner (1)     Percentage(2)

John V. Winfield              400,421(3)                   42.5%
  2121 Avenue of the Stars
  Los Angeles, CA 90067

Josef A. Grunwald              32,465                       3.4%

Howard A. Jaffe               4,908(4)                       *

William J. Nance               17,000                       1.8%

Mildred Bond Roxborough        1,045                         *

Gregory C. McPherson          3,091(5)                       *

Keith R. Schrupp               326(6)                        *

All Directors and Executive   459,256                       48.7%
Officers as a Group (7 persons)
______________________
*  Ownership does not exceed 1%.
(1) Unless otherwise indicated and subject to applicable community property laws, each person has sole voting and investment power with respect to the shares beneficially owned.
(2) Percentages are calculated on the basis of the number of shares of Common Stock outstanding on September 30, 1995, plus the number of shares subject to immediately exercisable options held by the person or group.
(3) Includes 125,000 shares which may be acquired upon exercise of options and 12,921 shares allocated to Mr. Winfield under the ESOP. Does not include an additional 8,387 shares held by the ESOP with respect to which Mr. Winfield, as trustee, would have the power to vote if voting instructions are not provided by the participants on a timely basis.
(4) Includes 300 shares held by Mr. Jaffe's spouse, in trust for Mr. Jaffe's children pursuant to the provisions of the Uniform Gift to Minors Act enacted under the laws of the State of Connecticut, beneficial interest in which is disclaimed, and 208 shares allocated to Mr. Jaffe under the ESOP.
(5) Includes 691 shares allocated to Mr. McPherson under the ESOP.
(6) Represents shares allocated to Mr. Schrupp under the ESOP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the Fiscal 1994, the Corporation was provided legal services by the firm of Dorsey & Whitney, of which Mr. Jaffe, Director and Secretary of the Corporation, was a partner through May 1994. Fees for these services aggregated approximately $204,000 during the year ended June 30, 1994.

In 1986, Mr. Winfield exercised an option to purchase 125,000 shares of Common Stock in exchange for cash and a note due in the amount of $1,085,937. The note bears interest at the rate of one-half the average prime rate, as established by Chase Manhattan Bank, N.A., and is due on March 3, 1996. The balance of the note receivable and accrued interest receivable, net of amortized discount, was $793,894 at June 30, 1995.

         PROPOSAL II

Proposed Amendment to the Corporation's Certificate of Incorporation

The Board has approved an amendment (the "Amendment") to the Corporation's Certificate of Incorporation which would increase the number of authorized Preferred Stock from 100,000 shares to 2,500,000 shares, increase the number of authorized shares of Common Stock from 1,500,000 shares to 4,000,000 shares and divide the Common Stock into two series consisting of 1,500,000 shares of Class A Common Stock and 2,500,000 shares of Class B Common Stock. The Class A Common Stock and the Class B Common Stock would have identical rights, preferences and privileges, except that the Class B Common Stock would have one-tenth of a vote per share. The text of the Amendment is set forth as Exhibit A to this Proxy Statement and the foregoing summary is qualified in its entirety by reference to the text.

The Amendment would have no effect on the rights, preferences or privileges of the existing Common Stock except that upon filing of the Amendment, the existing Common Stock would be reconstituted as Class A Common Stock. The Corporation has no outstanding Preferred Stock.

The Board has proposed the Amendment to assure an adequate supply of authorized but unissued shares for general corporate needs, such as the issuance of shares to raise additional capital or financing the acquisition of other businesses or properties. As of September 30, 1995, there were 682,151 shares available for issuance (including 660,475 shares presently held as treasury stock). The Board believes that by issuing shares with lesser voting rights (the Class B Common Stock), the Corporation could obtain capital or acquire businesses or properties with a significantly lesser diminution in the voting power of the existing holders of the Common Stock. The Corporation has no present plans or arrangements relating to the issuance of any shares of Common Stock, including the Class B Common Stock, or Preferred Stock.

In considering the Amendment, Shareholders should consider the following effects upon the rights of holders of the Corporation's existing Common Stock:
(a) dilution of the voting power of the existing Common Stock depending upon the number of shares of Preferred Stock and/or Class B Common Stock issued (although issuance of Class B Common Stock would be significantly less dilutive of the voting power of existing shareholders than would the issuance of existing Common Stock); (b) the dilution of the rights of holders of Common Stock to share in the Corporations assets upon liquidation; and (c) reduction of the amount otherwise available for payment of dividends on the existing Common Stock, to the extent dividends are payable on any issued shares of Preferred Stock and/or Class B Common Stock (although the Corporation has not declared a cash dividend on the Common Stock since 1986).

Shareholders should also consider that an increase in the number of authorized shares could strengthen the position of the Board and might make removal of the Board more difficult even if such removal would generally be beneficial to the Shareholders. The authorization to issue additional shares of Common Stock and Preferred Stock could provide the Board the capacity to discourage, delay or prevent an acquisition or change in control of the Corporation.

The Amendment would become effective only upon filing with the Delaware Secretary of State. The Board reserves the right to determine not to file the Amendment.

Approval of the Amendment will require the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting. The Board recommends that the Shareholders vote FOR the proposed Amendment.

         PROPOSAL III

Ratification of Appointment of Auditors

The Board has appointed Price Waterhouse, Certified Public Accountants, to continue as the Corporation's auditors and to audit the books of account and other records of the Corporation and its consolidated operating subsidiaries for the fiscal year ending June 30, 1996. The Board expects that representatives of Price Waterhouse will be present at the Annual Meeting to respond to appropriate questions from Shareholders, and the Board will provide these representatives with an opportunity to make a statement if they desire to do so.

The appointment of Price Waterhouse as the Corporation's auditors for the fiscal year ending June 30, 1996 is being submitted to the Shareholders for ratification. The Board recommends that the Shareholders vote FOR the ratification of the appointment of Price Waterhouse. Ratification requires the affirmative vote of a majority of the shares represented and voted at the Annual Meeting. If the appointment of Price Waterhouse is not ratified by the Shareholders, the Board will consider the appointment of other auditors for the fiscal year ending June 30, 1996.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Under the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission, Directors and Executive Officers of the Corporation, as well as persons holding more than 10% of the Corporation's Common Stock, are required to file reports showing their initial ownership of the Corporation's Common Stock and any subsequent changes in that ownership with the Securities and Exchange Commission and all exchanges on which the Corporation's securities are registered by certain specified due dates. Based solely on the Corporation's review of copies of such reports furnished to the Corporation and written representations that no other reports were required to be filed during Fiscal 1995, all such reports that were required were filed on a timely basis.

        OTHER BUSINESS

As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those set forth in the attached Notice of Annual Meeting. If any other matters properly come before the Annual Meeting including matters incident to the conduct of the Annual Meeting, the holders of the proxies will vote on those matters at their discretion.

    SHAREHOLDER PROPOSALS

It is presently anticipated that the 1996 Annual Meeting of Shareholders will be held on or around December 10, 1996. Shareholders desiring to exercise their rights under the Proxy Rules of the Securities and Exchange Commission to submit proposals for consideration by the Shareholders at the 1996 Annual Meeting are advised that their proposals must be received by the Corporation no later than June 30, 1996 in order to be eligible for inclusion in the Corporation's Proxy Statement and Form of Proxy relating to that meeting.

           GENERAL

The Corporation will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed Form of Proxy, and of soliciting Proxies. The Corporation will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with those solicitations. The original solicitation of Proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of the Corporation, but no additional compensation will be paid to such individuals.

A copy of the Corporation's Form 10-KSB for the 1995 Fiscal Year will be furnished, upon request, to any Shareholder. A copy of the 1995 Annual Report is being sent to the Shareholders with this Proxy Statement. The Annual Report is not to be considered part of the soliciting material.

By Resolution of the Board of Directors

THE INTERGROUP CORPORATION

Howard A. Jaffe, Secretary
Los Angeles, California
Dated: October 24, 1995

          EXHIBIT A

ARTICLE FOUR OF THE CERTIFICATE OF INCORPORATION AS PROPOSED TO
   BE REVISED BY AMENDMENT

The Corporation shall be authorized to issue 6,500,000 shares which shall be divided into two classes designated "Common Stock, $0.01 par value per share" (the "Common Stock"), consisting of 4,000,000 shares, and "Preferred Stock, $0.10 par value per share" (the "Preferred Stock"), consisting of 2,500,000 shares. The Common Stock shall be divided into two series designated "Class A Common Stock," consisting of 1,500,000 shares, and "Class B Common Stock," consisting of 2,500,000 shares.

Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock standing in his or her name on the books of the Corporation and each holder of Class B Common Stock shall be entitled to one-tenth vote per share of Class B Common Stock standing in his or her name on the books of the Corporation. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors, out of funds legally available therefor. On liquidation, dissolution or winding up of the Corporation, the holders of Common Stock are entitled (subject to the rights, as designated by the Board of Directors, of any Preferred Stock which may be issued in the future) to receive pro rata the net assets of the Corporation remaining after the payment of all creditors and liquidation preferences, if any.

The Board of Directors shall have authority to, from time to time, by resolution or resolutions to provide, out of the authorized and unissued shares of Preferred Stock, for series of Preferred Stock. Before any such series is issued, the Board of Directors shall fix, by resolution or resolutions, the number of shares, the designations, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, in respect of each series of Preferred Stock.

Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.